Exhibit 4.12

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS AND IN ACCORDANCE WITH THE PROVISIONS OF REGULATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAW. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

FNDS3000 CORP

CONVERTIBLE PROMISSORY NOTE

$250,000	April 13, 2010

Atlanta, Georgia

FOR VALUE RECEIVED, FNDS3000 CORP, a Delaware corporation (the “Issuer”), with its principal executive office located at 4651 Salisbury Road, Suite 485, Jacksonville, Florida 32256 (the “Principal Office”), promises to pay to DOROTHY ANN HANCOCK (“Purchaser”), or her registered assigns, in lawful money of the United States of America the principal sum of Two Hundred Fifty Thousand Dollars ($250,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 10% per annum, simple interest, computed on the basis of a 360 day year consisting of twelve 30-day months (the “Interest”). All unpaid principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, shall be due and payable on the earlier of: (i) the close of business on August 31, 2010, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts become due and payable to Purchaser in accordance with the terms hereof (the earliest of such dates being hereinafter referred to as the “Maturity Date”). This Note is the “Note” issued pursuant to the Note and Warrant Purchase Agreement, dated as of April 13, 2010 (as amended, modified or supplemented, the “Note Purchase Agreement”) between the Issuer and the Purchaser.

The following is a statement of the rights of Purchaser and the conditions to which this Note is subject, and to which Purchaser, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Atlanta, Georgia are authorized or obligated to close.

(b) “Common Stock” means the Issuer’s Common Stock, par value $0.001 per share.

(c) “Event of Default” has the meaning given in Section 4 hereof.

(d) “Interest” has the meaning given in the introductory paragraph hereof.

(e) “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Issuer and its Subsidiaries, taken as a whole; (ii) the ability of the Issuer to pay or perform the Obligations in accordance with the terms of this Note and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (iii) the rights and remedies of Purchaser under this Note, the other Transaction Documents or any related document, instrument or agreement.

(f) “Material Agreement” means any of the following agreements: (i) that certain Software License Agreement dated November 21, 2007 between World Processing Ltd. and the Issuer; (ii) that certain agreement dated May 29, 2008 among Mercantile Bank Limited, Symelation (PTY) Limited and the Issuer; (iii) that certain branding arrangement with the Issuer, FNDS TECH (PTY) LIMITED, and Mastercard Worldwide or its affiliate, pursuant to which the Issuer and FNDS TECH (PTY) LIMITED are authorized to issue debit cards in South Africa with the Mastercard brand; and (iv) any other agreement to which the Issuer or any of its Subsidiaries becomes a party after the date hereof, the termination of which could reasonably be expected to result in a Material Adverse Effect.

(g) “Maturity Date” has the meaning given in the introductory paragraph hereof.

(h) “Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Issuer to Purchaser of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Issuer hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i) “Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j) “Purchaser” means Dorothy Ann Hancock, an individual resident of the State of Georgia, or any Person who shall at the time be the registered holder of this Note.

(k) “Securities Act” means the Securities Act of 1933, as amended.

(l) “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency). With respect to the Issuer, “Subsidiary” shall include, without limitation, FNDS TECH (PTY) LIMITED, a company incorporated in the Republic of South Africa.

(m) “Transaction Documents” means this Note, the Note and Warrant Purchase Agreement, the Warrant and each related agreement, document and instrument executed in connection herewith or therewith from time to time.

(n) “Warrant” means the Warrant to Purchase Common Stock issued by the Issuer to and in favor of the Purchaser as of the date hereof.

2. Interest. Accrued Interest on this Note shall be payable on the Maturity Date.

(a) As stated above, the Interest payable hereunder shall be calculated on the basis of a 360-day year and actual days elapsed, and the foregoing statement of the stated interest rate hereunder has been made without regard to the effect of the use of such 360-day year. If interest were calculated hereunder on the basis of a 365 or 366-day year and actual days elapsed, the equivalent rate of interest in effect on any date may be obtained by multiplying the stated interest rate set forth above by a fraction, the numerator of which is 365 or 366, as the case may be, and the denominator of which is 360. Computing interest on a 360 day year and actual number of days elapsed could produce an annualized effective interest rate that exceeds that of the stated rate. The purpose of this paragraph is to express the rate of interest in simple interest terms per annum in accordance with Section 7-4-2(a)(1)(A) of the Official Code of Georgia Annotated.

3. Collateral. The Obligations and all other amounts owing hereunder are unsecured.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Issuer shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment under this subclause (ii) shall not have been made within five days of the due date; or

(b) Representations and Warranties. Any representation or warranty made in this Note or in connection with this Note, any of the other Transaction Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect; or

(c) Covenants. The Issuer or any Subsidiary of the Issuer fails to timely and properly observe, keep or perform, any term, covenant, agreement or condition in this Note or in any of the other Transaction Documents (other than the obligations described in clause 4(a) above), and such failure continues for a period of at least four Business Days after the occurrence thereof; provided, that if such failure is not capable of being cured within such four (4) Business Day period, such failure shall constitute an Event of Default hereunder immediately upon the occurrence thereof; or

(d) Cross Default. The Issuer or any Subsidiary of the Issuer is in default under any indebtedness or other obligations (other than those evidenced by this Note), which default would cause or permit the holder of such indebtedness or other obligations to accelerate the maturity thereof; or

(e) Validity of Transaction Documents. The Issuer or any Subsidiary of the Issuer shall challenge the validity and binding effect of any provision of any of the Transaction Documents or shall state its intention to make such a challenge of any of the Transaction Documents or any of the Transaction Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or to create a valid and perfected security interest in any of the collateral purported to be covered thereby; or

(f) Inability to Pay Debts. The Issuer or any Subsidiary of the Issuer admits in writing its inability generally to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors; or

(g) Judgments. The entry of a final judgment for the payment of money involving more than $25,000 against the Issuer or any Subsidiary of the Issuer, and the failure by the Issuer or such Subsidiary to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered; or

(h) Suspension of Business. The Issuer or any Subsidiary of the Issuer suspends or terminates its business operations or liquidates, dissolves or terminates its existence; or

(i) Voluntary Bankruptcy or Insolvency Proceedings. The Issuer or any Subsidiary of the Issuer shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(j) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Issuer or any Subsidiary of the Issuer or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Issuer or any such Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; or

(k) Default or Termination of Material Agreements. The Issuer, any Subsidiary of the Issuer, or any other party to any Material Agreement shall materially breach the terms of such Material Agreement, or any such Material Agreement shall otherwise be terminated, or any party thereto shall have the right to terminate such Material Agreement prior to the scheduled termination thereof, or any party thereto shall fail to renew any such Material Agreement following its termination or expiration; or

(l) Material Adverse Effect. The occurrence of a Material Adverse Effect.

5. Rights of Purchaser upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(i) or 5(j)) and at any time thereafter during the continuance of such Event of Default, Purchaser may, by written notice to the Issuer, declare all outstanding Obligations payable by the Issuer hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5(i) and 5(j), immediately and without notice, all outstanding Obligations payable by the Issuer hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Purchaser may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Conversion Rights. Purchaser shall have the right to convert this Note and accrued and unpaid Interest due under this Note into shares of Common Stock, as set forth below.

(a) Conversion into Issuer’s Common Stock. Purchaser shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued Interest on such portion, at the election of the Purchaser (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Issuer into which such Common Stock shall hereafter be changed or reclassified, at the conversion price of $0.175 (the “Conversion Price”). Upon delivery to the Issuer of a completed Notice of Conversion, a form of which is attached hereto, the Issuer shall issue and deliver to the Purchaser within five (5) business days from the Conversion Date (such day being the “Delivery Date”) that number of shares for the portion of the Note and related accrued Interest converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and accrued Interest to be converted, by the Conversion Price.

(b) Manner of Conversion.

(i) Surrender of the Note. This Note may be converted by Purchaser by presentment of this Note, accompanied by written notice stating that Purchaser elects to convert all or a portion of the principal amount thereof and stating the name or names, together with addresses, in which the Conversion Shares are to be issued. A minimum of at least Fifty Thousand Dollars ($50,000) of the principal amount must be tendered in each conversion (if any), unless the aggregate principal amount outstanding under this Note is less than $50,000. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which this Note shall have been so surrendered to Issuer; and at such time the rights of the Purchaser as to that portion of this Note so converted shall cease, and the person in whose name or names any certificate or certificates for Conversion Shares (or other securities) shall be issuable upon such conversion shall be deemed to have become the holder or holders of record thereof. If this Note is converted in part only, upon conversion of such part hereof, Issuer shall execute and deliver to the Purchaser upon surrender of this Note a new Note in the aggregate principal amount equal to the then unconverted portion of the principal amount of this Note and in all other respects identical to this Note.

(ii) Accrued Interest, Etc. Issuer will pay to Purchaser converting this Note any accrued but unpaid Interest on the principal amount so converted up to and including the Conversion Date.

(c) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

(i) Dividends, Splits, Combinations, Reclassifications. In the event Issuer shall hereafter (i) pay a stock dividend or make a stock distribution of shares of Common Stock with respect to the Common Stock, (ii) subdivide its outstanding Common Stock into a greater amount of Common Stock, (iii) combine its outstanding Common Stock into a smaller amount of Common Stock, or (iv) issue by reclassification of its Common Stock any other security of Issuer, the Conversion Price in effect immediately prior to such action shall be adjusted so that Purchaser shall be entitled to receive the amount of Common Stock or other capital stock of Issuer it would have owned immediately following such action had this Note or any remaining portion hereof been converted in full immediately prior thereto. All adjustments made pursuant to this subsection 6(c)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection 6(c)(i), Purchaser shall become entitled to receive the Conversion Shares and other securities of Issuer, the Board of Directors of Issuer shall reasonably determine the allocation of the adjusted Conversion Price between or among the Conversion Shares and such other securities.

(ii) De Minimus Exception. If the amount of any single adjustment of the Conversion Price required pursuant to subsection 6(c) would be less than one cent ($.01) at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one cent ($.01) when the Conversion Price is subsequently adjusted.

(d) Sale of Shares of Common Stock Below Conversion Price.

(i) If at any time or from time to time after the date this Note is issued, Issuer issues or sells, or is deemed by the express provisions of this Section 6(d) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 6(c)(i) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 6(c)(i) above, for an Effective Price (as hereinafter defined) less than the Conversion Price (subject to adjustment for any events after the Issue Date described in Section 6(c)(i), then the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price.

(ii) Determination of Consideration. For the purpose of making any adjustment required under this Section 6(d), the consideration received by Issuer for any issue or sale of securities shall (A) to the extent it consists of cash, be the amount of cash received by Issuer therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by Issuer for any underwriting or otherwise in connection thereof, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of Issuer for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) Treatment of Convertible Securities. For the purpose of the adjustment required under this Section 6(d), if Issuer issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price (subject to adjustment as aforesaid), in each case Issuer shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by Issuer for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to Issuer upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to Issuer (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if, in the case of Convertible Securities, the amounts of such consideration cannot be ascertained but are a function of anti-dilution or similar protective clauses, Issuer shall be deemed to have received the amounts of consideration without reference to such clauses; and provided further that if the amount of consideration payable to Issuer upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; and provided further that if the amount of consideration payable to Issuer upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to Issuer upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by Issuer upon such exercise, plus the consideration, if any, actually received by Issuer for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by Issuer (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of this Note.

(iv) Excluded Issuances. For purposes of this Note, the term “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by Issuer or deemed to be issued pursuant to this Section 6(d), whether or not subsequently reacquired or retired by Issuer other than (i) shares of Common Stock issued upon conversion of this Note; and (ii) the issuance of the Option and Warrant Shares (as defined in the Note Purchase Agreement).

(v) Effective Price. For purposes of this Note, the term “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by Issuer under this Section 6(d), into the aggregate consideration received, or deemed to have been received by Issuer for such issue under this Section 6(d), for such Additional Shares of Common Stock.

7. No Right of Redemption. This Note may not be redeemed or prepaid prior to the Maturity Date without the prior written consent of Purchaser; provided, however, that in the event of any such redemption or prepayment, the redemption price or prepayment amount shall be the principal amount redeemed or prepaid plus accrued Interest.

8. Successors and Assigns. Subject to the restrictions on transfer described in Section 11 below, the rights and obligations of the Issuer and Purchaser shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Issuer and the Purchaser.

10. Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Purchaser will give written notice to the Issuer prior thereto, describing briefly the manner thereof, together with representations to the Issuer, to the effect that such offer, sale or other disposition may be effected without registration or qualification under any federal or state law then in effect. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Issuer such legend is not required in order to ensure compliance with the Securities Act. The Issuer may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Issuer. Prior to presentation of this Note for registration of transfer, the Issuer shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever.

11. Assignment by the Issuer. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Issuer without the prior written consent of the Purchaser.

12. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties set forth in the Note Purchase Agreement, or at such other address, e-mail address or facsimile number as each party shall have furnished to the other party in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

13. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

14. Waivers. Issuer hereby waives notice of acceptance, default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

15. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of law provisions of the State of Georgia, or of any other state.

[Signature Page Follows]

The Issuer has caused this Note to be issued as of the date first written above.

FNDS3000 CORP
a Delaware corporation

By:	/s/ Joseph F. McGuire
Name:	Joseph F. McGuire
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECURED CONVERTIBLE PROMISSORY NOTE]

NOTICE OF CONVERSION

(To be executed by the Purchaser in order to convert the Note)

The undersigned hereby elects to convert $            of the Principal and accrued Interest with respect to such Principal of the Note issued by FNDS3000 CORP on             , 20            into shares of Common Stock of FNDS3000 CORP according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Common Stock To Be Delivered:

Signature:

Print Name:

Address: